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                                                                   EXHIBIT 10.27

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT is entered into as of January 23, 1998 (this "Loan Agreement") between DIAMOND MULTIMEDIA SYSTEMS, INC., a Delaware corporation (herein called "Borrower"), and IMPERIAL BANK (herein called "Bank").

     1.   COMMITMENT.

          A. COMMITMENT. Subject to all the terms and conditions of this Loan Agreement and prior to the termination of its commitment as hereinafter provided, Bank hereby agrees to make loans (each a "Loan" and collectively, "Loans") to Borrower, in such amounts as Borrower shall request pursuant to this
Section 1.A., at any time from the date hereof through January 21, 1999 (the "Maturity Date"), in an aggregate principal amount not to exceed $15,000,000.00 (the "Commitment"). If at any time or for any reason, the outstanding principal amount of the Loan Account (as hereinafter defined) is greater than the Commitment, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Loan Agreement, to make Loans shall expire on the Maturity Date, subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. Provided that no Event of Default has occurred and is continuing, all or any portion of the Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding principal balance (and all accrued unpaid interest thereon) of the Loan Account on the Maturity Date.

               (1) LOANS. The amount of each Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the Commitment (herein called the "Loan Account") and Bank shall credit the Loan Account with all loan repayments in respect thereof made by Borrower. When Borrower desires to obtain a Loan, Borrower shall notify Bank (which notice shall be signed by an officer of Borrower and shall be irrevocable) in accordance with Section 2 hereof, to be received no later than 3:00 p.m. Pacific time one (1) Banking Day before the day on which the Loan is to be made. Loans may only be used for working capital purposes, the issuance of letters of credit, or the purchase of foreign exchange futures contracts.

                    (a) LETTER OF CREDIT USAGE AND SUBLIMIT. Subject to the availability of the Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which request shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed $15,000,000 and (ii) shall be deemed to constitute Loans for the purpose of calculating availability under the Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than 90 days after the Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower.

                    (b) FOREIGN EXCHANGE USAGE AND SUBLIMIT. Subject to the availability of the Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Maturity Date. Bank shall arrange the purchase by Borrower of foreign exchange futures contracts ("Exchange Contracts") as Borrower may request, which request shall be made by delivering to Bank a duly executed exchange contract application on Bank's standard form; provided, however, that the maximum aggregate notional contract amount under all such Exchange Contracts shall not at any time exceed $10,000,000; provided, further, that 10% of the maximum aggregate notional contract amount under all such Exchange Contracts shall be deemed to constitute outstanding Loans for the purpose of calculating availability under the


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Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Exchange Contract and Bank shall have agreed in writing, no Exchange Contract shall have a due date that is later than the Maturity Date. All Exchange Contracts shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form exchange contract application. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Exchange Contracts for Borrower. After and during the continuance of an Event of Default, Bank may, in its sole and absolute discretion, terminate any or all of the Exchange Contracts. Borrower agrees to indemnify and hold harmless Bank from and against all loss, costs and expense associated with any such termination of any Exchange Contract.

            (2) INTEREST PAYMENTS ON LOANS. Except as otherwise provided in the Interest Rate Addendum, Borrower further promises to pay to Bank from the date of the advance of the initial Loan through the Maturity Date, on or before the twenty-first (21st) day of each month, interest on the average daily unpaid balance of the Loan Account during the immediately preceding month at a rate of interest equal to the rate of interest which Bank has announced as its prime lending rate ("Prime Rate"), which shall vary concurrently with any change in the Prime Rate. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the Loan Account is outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

      2. LOAN REQUESTS. Requests for Loans hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification setting forth the matters referred to in Section 1, which shall disclose that Borrower is entitled to the amount and type of Loan being requested. Bank is hereby authorized to charge Borrower's deposit account with Bank for all sums due Bank under this Loan Agreement.

      3. DELIVERY OF PAYMENTS. Payment to Bank of all amounts due hereunder shall be made at its Santa Clara Valley Regional office, or at such other place as may be designated in writing by Bank from time to time. If any payment date fall on a day that is not a day that Bank is open for the transaction of business ("Banking Day"), the payment due date shall be extended to the next Banking Day.

      4. LATE CHARGE. If any interest payment, principal payment or principal balance payment required hereunder is not received by Bank on or before ten (10) days from the date in which such payment becomes due, Borrower shall pay to Bank, a late charge equal to the lesser of (a) five percent (5.0%) of the amount of such unpaid payment, in addition to said unpaid payment or (b) the maximum amount permitted to be charged by applicable law, until remitted to Bank; provided, however, nothing contained in this SECTION 4, shall be construed as any obligation on the part of Bank to accept payment of any past due payment or less than the total unpaid principal balance of the Loan Account following the Maturity Date. All payments shall be applied first to any late charges due hereunder, next to accrued interest then payable and the remainder, if any, to reduce any unpaid principal due under the Loan Account.

      5. DEFAULT INTEREST. From and after the Maturity Date or such earlier date as all sums owing under the Loan Account becomes due and payable by acceleration or otherwise, or upon the occurrence of an Event of Default, at the option of Bank all sums owing under the Loan Account shall bear interest until paid in full at a rate equal to the lesser of (a) five percent (5.0%) per annum in excess of the then applicable interest rate provided for in SECTION 1.A(2) hereof or (b) the maximum amount permitted to be charged by applicable law, until all obligations hereunder are repaid in full or the Event of Default is waived or cured to the satisfaction of Bank, as applicable.

      6. DEFINITIONS. As used in this Loan Agreement and unless otherwise defined herein, all initially capitalized terms shall have the meanings set forth on EXHIBIT A attached hereto and incorporated herein by this reference.

      7.    REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to
Bank:

            (a) That Borrower is a corporation, duly organized and existing in the State of Delaware and is authorized and in good standing to do business in the State of California. The execution, delivery and performance of each of the Loan Documents are within Borrower's corporate powers, have been duly authorized and are not in conflict with law or the terms of any charter, by-law or other incorporation papers, or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;



                                       2.
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        (b) Borrower has good title to its assets and the same are not subject to any liens or encumbrances other than Permitted Liens;

        (c) Any and all financial information submitted by Borrower to Bank,whether previously or in the future, is and will be true and correct;

        (d) There is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority except as disclosed in EXHIBIT B;

        (e)(i) The consolidated balance sheets of Borrower dated as of September 30, 1997, and the related consolidated profit and loss statements for the fiscal year then ended, copies of which have heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with Borrower's request for credit are true and correct, and said balance sheet and profit and loss statement accurately present the financial condition of Borrower as of the dates thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with GAAP, (ii) since such dates, there have been no material adverse changes in the financial condition of Borrower, and (iii) Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a Material Adverse Effect upon its financial condition, operations or business as now conducted;

        (f) If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA;

        (g) Borrower has no liability for any delinquent local, state or federal taxes, and, if Borrower has contracted with any government agency, it has no liability for renegotiation of profits; and

        (h) Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with valid trademarks, trade names, copyrights, patents, patent rights and license rights of others.

        8. NEGATIVE COVENANTS. Borrower agrees that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, neither Borrower, nor any of its subsidiaries ("Subsidiaries") will, without the prior written consent of Bank:

                A. Make any substantial change in the character of its business as now conducted;

                B. Create, incur, assume or permit to exist any Indebtedness other than loans from Bank except obligations now existing as shown in the financial statements referenced in SECTION 7(g)(i), excluding those being refinanced by Bank, and Permitted Indebtedness; or sell or transfer, either with or without recourse, any accounts or notes receivable or any monies due or to become due;

                C. Create, incur, assume or permit to exist any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than Permitted Liens and liens in favor of Bank;

                D. Sell, dispose of or grant a security interest in any asset now owned or hereafter acquired by it, other than to Bank (other than the disposing of such asset in the ordinary and normal course of its business as now conducted or other assets which are obsolete or otherwise considered surplus), or execute any financing statements covering any assets in favor of any secured party or Person;

                                       3.
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          E.   Make any loans or advances to any Person or other entity other than in the ordinary and normal course of its business as now conducted (provided that such loans or advances are not made to any Person or entity which is controlled by or under common control with Borrower) or make any investment, other than Permitted Investments, in the securities of any Person or other entity other than the United States Government; provided, that Borrower may make loans, investments or advances to its 100% owned subsidiaries not exceeding $10,000,000 in the aggregate above existing amounts shown on the September 30, 1997 consolidating balance sheet;

          F. Use the proceeds of any Loan to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve system);

          G. Purchase or otherwise acquire all or substantially all of the assets or business of any Person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or, except in the ordinary and normal course of its business as now conducted, sell (including, without limitation, the selling of any property or other asset accompanied by the leasing back of the same) any assets including any fixed assets, any property, or other assets necessary for the continuance of its business as now conducted. Notwithstanding the foregoing, Borrower may proceed with any acquisition, merger or consolidation (as described above) for a total aggregate consideration of up to $75,000,000 during the term of this agreement, provided that no more than $20,000,000 of the acquisition price is paid in cash in any one transaction (or $30,000,000 in the aggregate for all acquisitions, mergers, or consolidations during the term of this Agreement), and (1) so long as no Event of Default has occurred and is continuing or would exist after giving effect to such transaction, and (2) Borrower is the surviving corporation, if applicable. In the event that Bank approval is required under this subsection, Bank agrees to respond in writing within three (3) business days of receipt of the written request and information necessary to make a decision; and

          H. Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower's or any such Subsidiary's capital stock, except for the repurchase of up to $600,000 in any one fiscal year.

     9. AFFIRMATIVE COVENANTS. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, it will:

          A. Furnish Bank from time to time such financial reports, statements and information as Bank may reasonably request and inform Bank immediately upon the occurrence of a material adverse change therein;

          B. Promptly after the same are available, deliver to Bank copies of all such proxy statements, financial statements and reports as Borrower shall send to its shareholders, if any, and copies of all reports which Borrower may file with the Securities Exchange Commission or any governmental authority at any time substituted therefor;

          C. Promptly notify Bank of any attachment or other legal process levied against any of its Property and any information received by Borrower relative thereto;

          D. Reimburse Bank upon demand for any and all legal costs, including reasonable attorneys' fees, and other expense incurred in collecting any sums payable by Borrower under the Loan Account or any other obligation secured hereby, enforcing any term or provision of this Loan Agreement or otherwise or in the preparation and enforcement of any agreement relating hereto;

          E. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses;

          F. In the event the unpaid balance of the Loan Account shall exceed the maximum amount of outstanding loans to which Borrower is entitled under
SECTION 1 hereof, Borrower shall immediately pay to Bank for credit to the Loan Account the amount of such excess;


                                       4.
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                G.     Maintain and preserve all rights, franchises and other
authority adequate and necessary for the conduct of its business and maintain and preserve its existence in the State of its incorporation and any other state(s) in which Borrower conducts its business, except with respect to such other state(s), as the failure to do so would not have a Material Adverse
Effect:

                H. Maintain public liability, property damage and workers compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. Borrower shall provide evidence of property insurance in amounts and types acceptable to Bank, and certificates naming Bank as a loss payee;

                I. Pay and discharge, before the same becomes delinquent and penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and any of its other liabilities at any time existing, except to the extent and so long as: (1) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect or the loss of any right of redemption from any sale thereunder; and (2) it shall have set aside on its books reserves (segregated to the extent required by GAAP);

                J. Maintain a standard and modern system of accounting in accordance with GAAP on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times; provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business;

                K. Maintain its properties, equipment and facilities in good order and repair;

                L. Maintain its principal operating accounts and banking activities with Bank; and

                M. Promptly notify the Bank in writing of the occurrence of any Event of Default hereunder or any event which upon notice and lapse of time would be an Event of Default.

      10. FINANCIAL COVENANTS AND INFORMATION. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with GAAP as used in the United States of America applied on a basis consistent with previous years. Compliance with the financial covenants shall be calculated and monitored on a quarterly basis, except as shall be expressly stated to the contrary, Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or any commitment is outstanding hereunder, it will, on a consolidated basis:

                A. At all times, maintain a Minimum Tangible Net Worth (meaning all assets, excluding any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items, less total liabilities, plus long term Subordinated Debt) of not less than the sum of
[$    ] plus [    ] of net profit after tax plus [    ] of the proceeds of any
public stock offerings;

                B. At all times maintain a Maximum Ratio of Total Liabilities (meaning all liabilities, excluding long term Subordinated Debt) to Tangible Net
Worth (as defined in Section 10.A. hereof) not to exceed [    ];

                C.    At all times maintain a Minimum Quick Ratio (meaning all
cash plus Accounts divided by current liabilities plus [    ] of any outstanding
Letters of Credit) of not less than [    ];

                D. Measured on a quarterly basis on the last day of each fiscal quarter, have a minimum net profit of not less than $1.00;

                E.    As soon as it is available, but not later than forty-five
(45) days after and as of the end of each quarter, deliver to Bank an internally-prepared consolidating financial statement consisting of a balance sheet and profit and loss statement, in form satisfactory to Bank, all in reasonable detail, and certified by an appropriate officer of Borrower, subject, however, to year-end audit adjustments, and a Compliance Certificate in the form of EXHIBIT C attached hereto and incorporated herein by this reference, certified by an officer of Borrower;


                                       5.
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                F.      As soon as it is available, but not later than
forty-five (45) days after and as of the end of the first three fiscal quarters of each fiscal year, deliver to Bank a copy of Borrower's 10-Q report as filed with the Securities Exchange Commission;

                G.      As soon as it is available, but not later than sixty
(60) days after the end of Borrower's fiscal year, deliver to Bank unqualified copies of Borrower's consolidated financial statements together with changes in financial position, all in reasonable detail and stating in comparative form the figures as of the close of and for the previous fiscal year, audited by an independent certified public accountant selected by Borrower but acceptable to Bank, including Borrower's 10-K report as filed with the Securities Exchange Commission.

                H. Upon the reasonable request of Bank, deliver to Bank current budgets, sales projections, operating plans and other financial exhibits and information in form and substance satisfactory to Bank;

                I. Upon any officer becoming aware, deliver immediately to Bank written notice of an Event of Default or event which with notice or lapse of time would constitute an Event of Default; and

                J. Upon any officer becoming aware, deliver immediately to Bank written notice of any pending or threatened litigation claiming, or reasonably likely to result in damages against Borrower in an amount in excess of $500,000.

        11. LOAN FEE. In addition to any other amounts due, or to become due, concurrent with the execution hereof, in connection with the Commitment,
Borrower shall deliver to Bank a loan fee in the amount of [    ].

        12. DEFAULT AND REMEDIES. The occurrence of any one or more of the following shall constitute an "Event of Default";

        (a) Default be made in the payment of any obligation by Borrower under any Loan Document;

        (b) Except for any failure to pay as described in clause (a) above, breach be made in any warranty, statement, promise, term or condition, contained herein or in any other Loan Document and the same shall not have been cured to the satisfaction of Bank within ten (10) days after Borrower shall have received notice thereof or any Responsible Officer of Borrower became aware thereof, whether by written notice from Bank, or otherwise; provided, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within a reasonable time then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; provided further, that no cure period shall exist for breaches in respect of Borrower's obligations under SECTION 8, SUBSECTIONS 9.A, 9.B, 9.C, 9.D, 9.F, 9.G, 9.H, 9.I and 9.L, and SECTION 10 of this Loan Agreement); provided further, that no loans will be required to be made during such cure period;

        (c) Any statement, warranty or representation made by Borrower at any time proves false;

        (d) Borrower defaults in the repayment of any principal of or the payment of any interest on any indebtedness exceeding in the aggregate principal amount $500,000 or breaches or violates any term or provision of any promissory note, loan agreement, mortgage, indenture or other evidence of such indebtedness pursuant to which amounts outstanding in the aggregate exceed $500,000 if the effect of such breach is to permit the acceleration of such indebtedness, whether or not waived by the note holder or obligee, and such failure shall not have been cured to Bank's satisfaction within fifteen (15) calendar days after Borrower shall become aware thereof, whether by written notice from Bank or otherwise, or there has in fact been an acceleration of such indebtedness;

        (e) Borrower becomes insolvent or makes an assignment for the benefit of creditors;


                                       6.

     (f) Any proceeding be commenced by Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt or moratorium law or statute or, any such a proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) days (provided that no Loans will be made prior to the dismissal of such proceeding);

     (g) Any money judgment, writ of attachment, garnishment, execution or other legal process be entered against Borrower or issued against any material Property of Borrower which is not fully covered by insurance (subject to reasonable deductibles) and remains unvacated, unbonded, unstayed or unpaid or undischarged for more than fifteen (15) days (whether or not consecutive) or in any event later than five (5) days prior to the date of any proposed sale thereunder, or if any assessment for taxes against Borrower other than against any of its real property, is made by the Federal or State government or any department thereof;

     (h) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof, when added to the amount of all other such liabilities incurred since the date hereof, exceeds $500,000;

     (i) Any change in Borrower's financial condition, prospects or operations which has a Material Adverse effect; or

     (j) There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

Upon the occurrence and during the continuance of an Event of Default, Bank may, at its option and without demand or presentment first made and without notice to Borrower, all of which are hereby expressly waived, do any one or more of the following: (i) Terminate its obligation to make loans to Borrower as provided in SECTION 1 hereof; or (ii) Declare all Indebtedness of Borrower to Bank immediately due and payable. Bank shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not estop or prevent Bank from pursuing any further remedy which it may have hereunder or by law.

     13. RECORDS RETENTION. Borrower authorizes Bank to destroy all invoices, delivery receipts, reports and other types of documents and records submitted to Bank in connection with the transactions contemplated herein at any time subsequent to four (4) months from the time such items are delivered to Bank.

     14. ATTORNEYS' FEES; EXPENSES. Borrower agrees to reimburse Bank for (i) its reasonable attorneys' fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Loan Documents and (ii) its reasonable out-of-pocket expenses incurred in connection with its due diligence and closing of this Agreement.

     15.  GOVERNING LAW; JUDICIAL REFERENCE.

     A. GOVERNING LAW. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

     B.   JUDICIAL REFERENCE.

          (1) Other than (a) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (b) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Loan Agreement or the other Loan documents, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Loan Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a


                                       7.

reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Loan Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the real property, if any, is located or Santa Clara County, if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his/her representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted
Rule). Each party shall have one peremptory challenge pursuant to CCP Section
170.6. The referee shall (x) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (y) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgement shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Loan Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

            (2) Except as expressly set forth in this Loan Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceedings. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

            (3) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceedings. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

            (4) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.


                                       8.

     16.  MISCELLANEOUS PROVISIONS.

          A. Nothing herein shall in any way limit the effect of the conditions set forth in any other security or other agreement executed by Borrower, but each and every condition hereof shall be in addition thereto.

          B. No failure or delay on the part of Bank, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof.

          C. All rights and remedies existing under this Loan Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          D. All headings and captions in this Loan Agreement and any related documents are for convenience only and shall not have any substantive effect.

          E. This Loan Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Bank.



Bank:                                           Borrower:

IMPERIAL BANK                                   DIAMOND MULTIMEDIA SYSTEMS, INC.


By: /s/ KENNETH W. LE DEIT                      By: /s/ RONALD R. MATSUSHIMA
   ------------------------------                  ----------------------------
Name: Kenneth W. Le Deit                        Name: Ronald R. Matsushima
Title: Assistant Vice President                 Title: Corporate Treasurer



LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A: Definitions
  SCHEDULE 1 TO EXHIBIT A: List of Specific Permitted Indebtedness
  SCHEDULE 2 TO EXHIBIT A: List of Specific Permitted Investments
EXHIBIT B: Litigation
EXHIBIT C: Compliance Certificate



                                       9.

                                   EXHIBIT A

                                  DEFINITIONS

     "ACCOUNTS" means any right to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered no matter how evidenced, including accounts receivable, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables.

     "CAPITAL LEASE" means, as to any Person, any lease of any Property by such person as lessee that is, or should be in accordance with Financing Accounting Standards Board Statement No. 13, classified and accounted for as a "capital lease" on the balance sheet of such Person prepared in accordance with GAAP.

     "CAPITAL LEASE OBLIGATION" means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

     "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital stock purchases, capital contributions or otherwise), or to maintain the solvency of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

     "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

     "ERISA AFFILIATE" means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

     "EVENT OF DEFAULT" has the meaning set forth in SECTION 12.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "INDEBTEDNESS" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including, without limitation, all of such indebtedness outstanding under this Loan Agreement and any of the other Loan Documents, (b) all Capital Lease Obligations of such Person, (c) to the extent of the outstanding indebtedness thereunder, any obligation of such Person representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than (i) trade or other accounts payable in the ordinary course of business in accordance with customary industry terms and
(ii) deferred franchise


                                   Exhibit A
                                  Page 1 of 4

fees), (e) all Contingent Obligations, (f) any obligation of such Person of the nature described in clauses (a), (b), (c), (d) or (e) above, that is secured by a Lien on assets of such Person and which is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (g) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (h) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which a draw has been made, and (i) any lease having the effect of indebtedness, whether or not the same shall be treated as such on the balance sheet of Borrower under GAAP.

        "INTEREST RATE ADDENDUM" means that certain Libor and Competitive Rate Addendum to Loan Agreement dated of even date herewith.

        "LIEN" means any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

        "LOAN ACCOUNT" has the meaning set forth in SECTION 1.A(1).

        "LOAN DOCUMENTS" means this Loan Agreement, the Interest Rate Addendum, and that certain Agreement to Provide Insurance (Real or Personal Property) dated of even date herewith, each as executed by Borrower in favor of Bank, together with all other documents entered into or delivered pursuant to any of the foregoing, in each case as originally executed or as the same may from time to time be modified, amended, supplemented or restated.

        "LOANS" means individually and collectively, the Loans advanced pursuant to SECTION 1.

        "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which
(a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any material provision of any Loan Document,
(b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrower, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower, to perform its material Obligations, (d) materially impairs or could reasonably be expected to materially impair the value of any material assets of Borrower, or (e) materially impairs or could reasonably be expected to materially impair the ability of Bank to enforce any of its legal remedies pursuant to the Loan Documents.

        "MATURITY DATE" has the meaning set forth in SECTION 1.A.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

        "PENSION PLAN" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates, other than a Multiemployer Plan.

        "PERMITTED INDEBTEDNESS" means the following:

                (1) indebtedness of Borrower or Indebtedness and Contingent Obligations of its Subsidiaries in favor of Bank arising under this Loan Agreement and the other Loan Documents;

                (2) the existing Indebtedness and Contingent Obligations disclosed on SCHEDULE 1 attached hereto and incorporated herein by this reference; provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower or any of its Subsidiaries;

                (3)    the Subordinated Debt;

                (4)    accrued dividends on the preferred stock of Borrower; and

                (5) extensions, renewals, refinancings, modifications, amendments and restatements of any indebtedness permitted under this Loan Agreement, other than Indebtedness referred to in clause (3) above; provided

                                   Exhibit A
that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

"PERMITTED INVESTMENTS" means the investments listed in SCHEDULE 2 to EXHIBIT A.

"PERMITTED LIENS" means the following:

          (i) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

          (ii) liens and security interests (a) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and in an amount not greater than the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of the acquisition, or (b) existing on such equipment at the time of its acquisition, provided that the lien and security interest is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

          (iii) liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and any interest or title of a lessor or licensor under any lease or license, as applicable;

          (iv) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities imposed without action of such parties, provided that the payment thereof is not yet required;

          (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws;

          (vi) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

          (vii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of Borrower's business;

          (viii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (ix) liens that are not prior to Bank's security interest which constitute rights of set-off of a customary nature;

          (x) any interest or title of a lessor in equipment subject to any Capitalized Lease otherwise permitted hereunder; and

          (xi) any liens arising from the filing or any financing statements relating to true leases otherwise permitted hereunder.

     "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

     "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

                                   Exhibit A

        "SUBORDINATED DEBT" means indebtedness of Borrower, the repayment of principal and interest of which is fully subordinated in time and right of payment to the Loans, and has been approved in Bank's sole and absolute discretion and in writing.

        "TERMINATION EVENT" means (a) a "reportable event" as defined in
Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section
4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event of condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the apportionment of a trustee to administer, any Pension Plan.


                                   Exhibit A

                            SCHEDULE 1 TO EXHIBIT A

                        SPECIFIC PERMITTED INDEBTEDNESS



1.      $30,000,000 unsecured line of credit form Sanwa Bank.

2.      [    ] unsecured line of credit from BHF Bank

3.      [    ] unsecured line of credit to Borrower's subsidiary SPEA Software
        GmbH from BHF Bank, guaranteed by Borrower














                            Schedule 1 to Exhibit A

                            SCHEDULE 2 TO EXHIBIT A

                         SPECIFIC PERMITTED INVESTMENTS


Investments made in accordance with Borrower's investment policy, provided that Borrower's investment policy has been disclosed to and approved in advance by
Bank:

        The following subsidiaries are 100% owned by Borrower:

        1.      Diamond Multimedia Systems International, Inc.
        2.      Diamond Multimedia Systems Limited
        3.      Diamond Multimedia Contract Services Limited
        4.      Diamond Multimedia Systems GmbH
        5.      Supra Corporation, Communications Division
        6.      Spea Software GmbH (subsidiary of Supra Corporation)
        7.      Diamond Multimedia Systems Service Company Limited
        8.      Diamond Multimedia Systems KK
        9.      Supra GmbH
        10.     Supra Corp. (Inactive)
        11.     Diamond Multimedia Systems SARL
        12.     Spea Software GmbH (Sub. of Supra GmbH not Supra Corp. USA)
        13.     Spea UK (inactive)
        14.     Diamond Multimedia Systems Pty Ltd. (Australia)
        15.     Diamond Multimedia Systems International Inc. (Barbados)
        16.     Diamond Multimedia Systems Korea, Inc.
        17.     Diamond Multimedia Systems, Inc. Hong Kong
        18.     Diamond Multimedia Systems, Inc. Singapore












                            Schedule 2 to Exhibit A

                                   EXHIBIT B

                                   LITIGATION


The Borrower has been named as a defendant in several putative class action lawsuits which were filed in June and July, 1996 and June, 1997 in the California Superior Court for Santa Clara County and the U.S. District Court for the Northern District of California. Certain executive officers and directors of the Borrower are also named as defendants. The plaintiffs purport to represent a class of all persons who purchased the Borrower's Common Stock between October 18, 1995 and June 20, 1996 (the "Class Period"). The complaints allege claims under the federal securities laws and California law. The plaintiffs allege claims under the federal securities laws and California law. The plaintiffs allege that the Borrower and the other defendants made various material misrepresentations and omissions during the Class Period. The complaints do not specify the amount of damages sought. The Borrower believes that it has good defenses to the claims alleged in the lawsuits and will defend itself vigorously against these actions.

The Borrower is also party to other claims and pending legal proceedings that generally involve employment and trademark issues. These cases are, in the opinion of management of the Borrower, ordinary and routine matters incidental to the normal business conducted by the Borrower. In the opinion of management of the Borrower, the ultimate disposition of such proceedings will not have a materially adverse effect on the Borrower's consolidated financial position or future results of operations.


                                   Exhibit B

                      LIBOR AND COMPETITIVE RATE ADDENDUM
                               TO LOAN AGREEMENT

      This Libor and Competitive Rate Addendum ("Addendum") is dated as of January 23, 1998, and is by and between DIAMOND MULTIMEDIA SYSTEMS, INC. ("Borrower") and Imperial Bank ("Bank"). This Addendum amends and supplements the Loan Agreement of even date herewith to which it is attached (the "Loan Agreement") and forms a part of and is incorporated into the Loan Agreement.

      In the event of any inconsistency between the terms herein and the terms of the Loan Agreement, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

      1.    ADVANCES.

      1.1 PRIME LOANS. Advances permitted pursuant to the terms of the Loan Agreement or this Addendum which bear interest in relation to Bank's Prime Rate shall be referred to herein as "Prime Loans" and each such advance shall be a "Prime Loan." Each Prime Loan shall bear interest at an annual rate equal to the Bank's Prime Rate. "Prime Rate" shall mean the rate of interest publicly announced by Bank from time to time in Inglewood, California, as its prime rate for lending. The Prime Rate is not intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to borrowers.

      1.2 LIBOR LOANS. Advances permitted pursuant to the terms of the Loan Agreement or this Addendum which bear interest in relation to the Libor Rate shall be referred to herein as "Libor Loans" and each such advance shall be a "Libor Loan." Each Libor Loan shall bear interest at the Libor Rate, as defined
below. A Libor Loan shall be in the minimum amount of [                  ] or
such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000). No Libor Loan shall be made after the last Business Day that is at least one (1) month prior to the Maturity Date described in the Loan Agreement.

      1.3 COMPETITIVE RATE LOANS. Advances permitted pursuant to the terms of the Loan Agreement or this Addendum which bear interest in relation to the Competitive Rate shall be referred to herein as "Competitive Rate Loans" and each such advance shall be a "Competitive Rate Loan." Each Competitive Rate Loan shall bear interest at the Competitive Rate, as defined below. A
Competitive Rate Loan shall be in the minimum amount of [                  ]
or such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000). No Competitive Rate Loan shall be made after the last Business Day that is at least one (1) month prior to the Maturity Date described in the Loan Agreement.

      2.    INTEREST ON FIXED RATE LOANS.

      2.1 RATE OF INTEREST. Each Fixed Rate Loan shall bear interest on the unpaid principal amount thereof from the Loan Date through the date paid (whether by acceleration or otherwise) at a rate equal to (i) in the case of Libor Loans, the sum of the Applicable Margin plus the Libor Rate for the Interest Period or (ii) in the case of Fixed Rate Loans, the Competitive Rate
for the Interest Period. The "Applicable Margin" shall mean [    ] basis points
for borrowings under [    ] and [    ] basis points for borrowings of
and over.

            (a) "Business Day" means any day on which Bank is open for business in the State of California.

            (b) "Competitive Rate" shall mean the rate quoted by Bank to Borrower from time to time at Borrower's request, for money outstanding
      for the particular specified period of [    ] days or less.

            (c) "Competitive Rate Loan" shall mean any Loan which bears interest at the Competitive Rate.

            (d) "Fixed Rate Loan" shall mean, collectively, Libor Loans and Competitive Rate Loans.

            (e) "Governmental Regulation" means any (i) United States Federal, state or foreign law or regulation (including without limitation Regulation D); and (ii) the adoption or making of any interpretation, application, directive or request applying to a class of lenders, including Bank, of or under any United States Federal, state, or any foreign law or regulation (whether or not having the force of law) by any court or by any governmental, central banking, monetary or taxing authority charged with the interpretation or administration of such law or regulation.

            (f) "Interest Period" shall mean (i) in the case of a Libor Loan, a period of [ ] months, commencing on the applicable Loan Date, as selected by Borrower pursuant to Section 2.2 or (ii) in the case of a Competitive Rate Loan, the interest period selected by Borrower which shall be [ ] in duration; provided, however, that Borrower may not select an Interest Period that would otherwise extend beyond the Maturity Date of the Loan. Borrower may also select a twelve (12) month Interest Period for Libor Loans if and when Bank notifies Borrower that such interest Period is available, as determined by Bank in its sole discretion.

            (g) "Libor Base Rate" shall mean with respect to any Interest Period, the rate equal to the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of:

                   (i) the offered rates per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears at 11:00 a.m., London time, on the Reuters Screen LIBOR Page on the Business Day that is two
(2) Business Days before the first day of such Interest Period, in each case if at least four (4) such offered rates appear on such page, or

                   (ii) if clause (i) is inapplicable, (x) the offered rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears as of 11:00 a.m., London time on the Telerate Monitor on Telerate Screen 3750 on the Business Day which is two (2) Business Days before the first day of such Interest Period; or (y) if clause (x) above is inapplicable, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum offered by at least three (3) prime banks selected by Bank at approximately 11:00 a.m. London time, on the Business Day which is two (2) Business Days before such date for deposits in U.S. Dollars to prime banks in the London interbank market, in each case for a period equal to such Interest Period in an amount equal to the amount to which the Libor Rate applies.

            (h) "Libor Loan" shall mean any Loan which bears interest at a rate based upon the Libor Rate.

            (i) "Libor Rate" shall mean, for the applicable Interest Period for a Libor Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the Libor Base Rate for such interest Period divided by (ii) 1.00 minus the Reserve Requirement Rate (expressed as a decimal faction) for such Interest Period.

            (j) "Loan Date" shall mean the date on which a Fixed Rate Loan is made, a Fixed Rate Loan is continued, or a Prime Loan is converted to a Fixed Rate Loan.

            (k) "Regulatory Change" means, with respect to Bank, any change on or after the date of the Loan Agreement and this Addendum in any Governmental Regulation, including the introduction of any new Governmental Regulation or the rescission of any existing Governmental Regulation.

            (l) "Reserve Requirement Rate" means, for any Interest Period, the aggregate of the rates, effective as of the Business Day which is two (2) Business Days before the first day of the Interest Period, at which:

                   (i) reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System; and

                   (ii) any additional reserves are required to be maintained by Bank by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Rate is to be determined as provided in the definition of "Libor Base Rate;" or (y) any category of extensions of credit or other assets which include Libor Loans.

            (m) "Reuters Screen LIBOR Page" means the display designated as page LIBOR on the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks.

      2.2 DETERMINATION OF INTEREST RATES. Subject to the terms and conditions of the Loan Agreement and this Addendum, Borrower, at its option, may request an advance in the form of a Fixed Rate Loan, a continuation of a Fixed Rate Loan, or a conversion of a Prime Loan into a Fixed Rate Loan, only upon delivery to Bank of an irrevocable written notice received by Bank at least three (3) Business Days prior to the requested Loan Date, specifying
(i) the principal amount of such Fixed Rate Loan, (ii) the requested Loan Date, and (iii) the selected Interest Period. Upon receiving such notice, Bank shall determine (which determination shall be in accordance with SECTION 2.1 and shall, absent manifest error, be final, conclusive and binding upon all parties hereto) the Libor Rate or Competitive Rate, as the case may be, applicable to such Fixed Rate Loan two (2) Business Days prior to the Loan Date, and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower. If Borrower shall fail to notify Bank of its selected Interest Period for a Libor Loan (including the continuation of an existing Libor Loan or the conversion of a Prime Loan into a Libor Loan), the Borrower shall be deemed to have selected an Interest Period of three (3) months.

     2.3 INTEREST PAYMENT DATES. Accrued interest on Fixed Rate Loans shall be due and payable in full on the last day of the Interest Period; provided, however, that if the Interest Period is longer than ninety (90) days, then interest will be due on a quarterly basis and on the last day of the relevant Interest Period.

     2.4 COMPUTATION OF INTEREST AND FEES. All computations of interest and fees payable pursuant to the Loan Agreement shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed (less the date of repayment).

     2.5 RECORDATION BY BANK. Bank is hereby authorized to record the Loan Date, the applicable Interest Period, the principal amount, and the interest rate of each Fixed Rate Loan made (or continued or converted) by Bank, and the date and amount of each payment or prepayment of principal thereof, in Bank's records. Any such recordation shall constitute prima facie evidence of the accuracy of the information recorded; provided that the failure to make any such recordation shall not in any way affect the Borrower's obligations hereunder.

     3.   CONVERSION TO PRIME LOANS.

     3.1 ELECTION BY BORROWER. Subject to all the terms and conditions of this Addendum, Borrower may elect from time to time to convert a Fixed Rate Loan to a Prime Loan by giving Bank at least three (3) Business Days' prior irrevocable notice of such election, and any such conversion of a Fixed Rate Loan shall be made on the last day of the Interest Period with respect thereto.

     3.2 FAILURE OF NOTICE BY BORROWER. If Borrower otherwise fails to give notice specifying its requests with respect to any Fixed Rate Loans that are scheduled to become due, such failure shall be deemed, in the absence of any notice from Borrower to the contrary, to be notice of a requested advanced in the form of a Prime Loan in a principal amount equal to the amount of said Fixed Rate Loan.

     4.   PREPAYMENTS.

     4.1 VOLUNTARY PREPAYMENT BY BORROWER. Subject to the terms and conditions of the Loan Agreement and this Addendum, Borrower may, upon at least three (3) Business Days' irrevocable notice to Bank as provided herein, at any time and from time to time on any Business Day prepay any Prime Loan or Libor Loan in whole or in part, without penalty or premium, other than customary actual "Breakage Fees" and "Prepayment Costs" as defined below, resulting from prepayment of any Libor Loan prior to the expiration of the Interest Period relating thereto; provided, however, that if Borrower prepays (including voluntarily or mandatory prepayment, voluntary or mandatory conversion into a Prime Loan, or acceleration) a Competitive Rate Loan prior to the last day of the Interest Period of such Loan, Borrower shall pay on the date of such prepayment, in addition to the outstanding principal amount of the Loan, an amount equal to the Competitive Rate Loan Product (as defined below). The "Competitive Rate Loan Product" shall mean the product of: (1) the principal amount of the Loan; (2) the Prime Rate, and (3) the number of days in the Interest Period divided by 360. The notice of prepayment shall specify the date and amount of the prepayment, and the Loan to which the prepayment applies. Each partial prepayment of a Libor Loan shall be in an amount not less than Fifty Thousand Dollars ($50,000) or such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000); provided, that unless a Libor Loan is prepaid in full, no prepayment shall be made if, after giving effect to such prepayment, the aggregate principal amount of Libor Loans having the same Interest Period shall be less than One Million Dollars ($1,000,000). Notice of prepayment having been delivered as aforesaid, the principal amount of the prepayment specified in such notice shall become due and payable on the prepayment date set forth in such notice. All payments of principal under this
Section 4 shall be accompanied by accrued but unpaid interest on the amount being prepaid through the date of such prepayment.

     4.2 BREAKAGE FEES. If for any reason (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a Libor Loan into a Prime
Loan, or acceleration), Bank receives all or part of the principal amount of a Libor Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the Breakage Fees, defined as the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank (without regard to whether Bank actually so invests said funds) by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest role determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive and final, absent manifest error.

        4.3 PREPAYMENT COSTS. Borrower shall pay to Bank, upon the demand of Bank, such other amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any loss, costs or expense incurred by it as a result of any prepayment by Borrower (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a LIBOR Rate Loan into a Prime Loan, or prepayment due to acceleration) of all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan (including without limitation any failure by Borrower to borrow a LIBOR Rate Loan on the Loan Date for such borrowing specified in the relevant notice of borrowing hereunder). Such costs shall include, without limitation, any interest or fees payable by Bank to lenders of funds obtained by it in order to make or maintain its loans based on the London interbank eurodollar market. Bank's determination as to such costs shall be conclusive and final, absent manifest error.

        5.      REMEDIES UPON EVENTS OF DEFAULT.

        5.1 CONVERSION TO PRIME LOANS. If any Event of Default has occurred and is continuing under the Loan Agreement or this Addendum, then in addition to all other remedies available to Bank under the Loan Agreement, at the option of Bank and without demand or notice, all Fixed Rate Loans then outstanding shall be automatically converted to Prime Loans on the last day of each respective Interest Period for each Fixed Rate Loan.

        5.2 INDEMNITY. Borrower agrees to pay and indemnify Bank for, and to hold Bank harmless from, any and all cost, loss or expense (including without limitation any such cost, loss or expense arising from interest or fees payable by Bank to lenders of funds obtained by it in order to maintain its Fixed Rate Loans hereunder, or in its reemployment of funds obtained in connection with the making or maintaining of Fixed Rate Loans) which Bank may sustain or incur as a consequence of any default by Borrower in connection with or related to: (a) payment of the principal amount of or interest on Fixed Rate Loans, (b) making a borrowing or conversion of a Fixed Rate Loan after Borrower has given a notice thereof in accordance with this Addendum, or (c) making a prepayment of a Fixed Rate Loan after Borrower has given a notice thereof in accordance with this Addendum, or any prepayment (whether optional or mandatory) of any Fixed Rate Loan prior to the end of the applicable Interest Period for such Loan.

        6.      ADDITIONAL PROVISIONS REGARDING FIXED RATE LOANS.

        6.1 LIBOR RATE TAXES. All payments of principal, interest, fees, costs, expenses and all other amounts payable to Borrower pursuant to the Loan Agreement and this Addendum shall be made free and clear of and without reduction by reason of all present and future income, stamp and other taxes or other charges whatsoever imposed, assessed, levied or collected by any national government or any political subdivision or taxing authority thereof or any organization of which it is a member (excluding (i) any taxes imposed on or measured by the overall net income or gross receipts of Bank by any such entity, and (ii) any taxes which would have been imposed even if no provisions for Libor Loans had appeared in this Addendum) (collectively, "Libor Taxes").

        If any Libor Taxes are required to be withheld from any amounts payable to Bank, Borrower shall pay such additional amounts as may be necessary so as to yield to Bank a net amount equal to the total amount of the payments provided for in this Addendum or under the Loan Agreement which Bank would have received if such amounts had not been subject to Libor Taxes.

        If any Libor Taxes are payable directly by Borrower, they shall be paid by Borrower prior to the date on which penalties attach for failure to timely pay such Libor Taxes. Within forty five (45) days after the date on which payment of any such Libor Taxes is due pursuant to applicable law, Borrower will furnish Bank the original receipt for the full payment of such Libor Taxes or, if such is not available, evidence of such payment satisfactory in form and substance to Bank. Borrower shall indemnify and hold Bank harmless against, and will reimburse to Bank, upon demand, any incremental taxes, interest or penalties that may become payable by Bank as a result of any failure by Borrower to pay any Libor Taxes when due.

        6.2 INABILITY TO DETERMINE FAIR INTEREST RATE. If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the Libor Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, (ii) the Libor Rate does not accurately reflect the cost to Bank of lending the Libor Loan, or
(iii) by
reason of any changes arising after the date of the Loan Agreement affecting the London interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in SECTIONS
2.1 and 2.2 above, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to Libor Loans, or until such time as Bank notifies Borrower that the circumstances giving rise to Bank's notice no longer exist. While such circumstances continue to exist, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) any Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

     6.3 ILLEGALITY OR IMPRACTICABILITY. If (i) due to any Governmental Regulation it shall become unlawful for Bank to continue to Fund or maintain any Libor Loans, or to perform its obligations hereunder, or (ii) due to any contingency occurring after the date of the Loan Agreement which has a material adverse effect on the London interbank eurodollar market, it has become impracticable for Bank to continue to Fund or maintain any Libor Loans, or to perform its obligations hereunder, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, and in such event, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) any Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

     6.4 GOVERNMENTAL REGULATIONS; INCREASED COSTS. Borrower shall pay to Bank, within 15 days after demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any increased costs incurred by Bank that Bank determines are attributable to its making or maintaining of any Libor Loans to Borrower (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

          (a) imposes a new tax or changes the basis of taxation of any amounts payable to Bank under the Loan Agreement or this Addendum in respect of any Libor Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

          (b) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits or other liabilities with or for the account of Bank (including any Libor Loans or any deposits referred to in the definition of Libor Based Rate); or

          (c) imposes any other condition affecting the Loan Agreement (or any of such extensions of credit or liabilities); or

          (d) imposes or modifies a Governmental Regulation regarding capital adequacy which has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank ("Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material.

     Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to Additional Costs pursuant to this SECTION
6.4 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of such request by Bank for Additional Costs under this SECTION 6.4. Determinations and allocations by Bank for purposes of this SECTION 6.4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Libor Loans or of making or maintaining Libor Loans or on amounts receivable by it in respect of Libor Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive and final, absent manifest error.

     This Addendum is executed as of the date first written above.

BORROWER                                BANK

DIAMOND MULTIMEDIA SYSTEMS, INC.        IMPERIAL BANK
a Delaware corporation                  a California banking corporation


By  /s/ RONALD R. MATSUSHIMA            By  /s/ KENNETH W. LE DEIT
   ----------------------------------      ----------------------------------

Its  Corporate Treasurer                Its  AVP
   ----------------------------------      ----------------------------------


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